UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2005

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32626	84-1588441
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

400 Oyster Point Blvd., Ste. 215, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 588-6404
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On October 19, 2005, Hana Biosciences, Inc., a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with various institutional and other accredited investors for the issuance and sale in a private placement of an aggregate of 3,682,716 shares (the “Shares”) of the Company’s common stock at a per share price of $4.00, or an aggregate purchase price of approximately $14,808,000. The Agreement further provides that the investors will receive five-year warrants (the “Warrants”) to purchase an aggregate of 736,543 additional shares of common stock at an exercise price of $5.80 per share.

Pursuant to the Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission in order to register the resale of the Shares and the shares issuable upon exercise of the Warrants. The transaction, which is subject to customary closing conditions, is expected to take place on or about October 21, 2005.

Among the investors who are parties to the Agreement are Mark J. Ahn and Fred Vitale, who have agreed to purchase Shares having an aggregate purchase price of $50,000 and $200,000, respectively. Mr. Ahn is President and Chief Executive Officer and a director of the Company. Mr. Vitale is Vice President, Business Development of the Company. In addition, Coqui Capital Partners, L.P. and Kier Family, L.P. have agreed to purchase Shares having an aggregate purchase price of $250,000 and $100,000, respectively. Isaac Kier, a director of the Company, is a limited partner of Coqui Capital Partners, L.P. and the general partner of Kier Family, L.P. Notwithstanding the $4.00 offering price applicable to non-affiliated investors, the per Share purchase price paid by Messrs. Ahn and Vitale and by Coqui Capital Partners, L.P. and Kier Family, L.P. will be $4.59, which is the closing sale price of the Company’s common stock as of October 18, 2005.

The Company’s press release dated October 19, 2005, which announced the entry into the Agreement, is attached to this Current Report and incorporated by reference herein as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is filed herewith.

	Exhibit No.	Description
	99.1	Press release dated October 19, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hana Biosciences, Inc.

Date: October 19, 2005	By:	/s/ Russell L. Skibsted
Russell L. Skibsted
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 19, 2005.